John W. Hlywak, Jr. (Investors)               Jay Higham  (Media)
Senior Vice President & CFO                   Senior Vice President of Marketing
IntegraMed America, Inc.                      IntegraMed America, Inc.
(914) 251-4143                                (914) 251-4127
email:  jhlywak@integramed.com                email:  jhigham@integramed.com
Web Address:  http://www.integramed.com

Lippert/Heilshorn & Associates
Kim Golodetz (kgolodetz@lhai.com)
(212) 838-3777
Bruce Voss (bvoss@lhai.com)
(310) 691-7100
www.lhai.com

                    INTEGRAMED REPORTS SECOND QUARTER RESULTS


Purchase, NY, August 5, 2003 -- IntegraMed America, Inc. (Nasdaq: INMD) today announced financial results for the second quarter ended June 30, 2003.

Total revenues for the second quarter of 2003 were $24.5 million, a 15.7% increase from $21.2 million for the same period in 2002. The contribution to earnings from operations in the second quarter of 2003 was approximately $3.0 million, compared with $2.4 million from the same period in 2002. Net income for the second quarter of 2003 was $377,000, compared to $310,000 for the same period in 2002. Diluted earnings per share for the second quarter of 2003 were $0.11 compared to $0.08 for the same period in 2002.

Total revenues for the first six months of 2003 were $48.2 million, a 17.0% increase from total revenues of $41.2 million for the comparable period in 2002. The contribution to earnings from operations for the first six months of 2003 was approximately $5.3 million, compared with $4.7 million for the first six months of 2002. Net income for the first six months of 2003 was $517,000 or $0.15 per diluted share, compared with $602,000, or $0.16 per diluted share, for the comparable period in 2002.

"The second quarter started slowly with a carry-over of the first quarter's negative influences from events outside of our Company and industry such as, the war in Iraq and the sluggish national economy. By mid-quarter, there were signs of demand for our services returning to expected levels," said Gerardo Canet, President and CEO of IntegraMed. "Revenue growth was fairly strong; for example, the FertilityPartners segment had a 13.4% same-center revenue growth, which was close to our forecast growth, however, several areas of our business have yet to regain full momentum. New patient visits, the leading indicator of future revenues, are strong. Pharmaceutical revenue growth slowed in the second quarter and revenues were at prior year levels. The Shared Risk Refund Program and Patient Financing segments continue to do well with strong revenue growth with strong margins," added Mr. Canet.

Revenue, contribution and net income for the second quarter of 2003 were bolstered by a one-time net early termination payment of $238,000 by Reproductive Science Associates of New York (RSANY). Previously, on November 25, 2002, we announced the termination of our agreement with RSANY effective November 15, 2003. By mutual agreement, a termination effective June 30, 2003 was arranged and the early termination payment was made by RSANY, in addition to the settlement of all other accounts between RSANY and the Company. RSANY has additionally agreed to become a FertilityDirect network member and has committed to utilize our consumer products and to purchase a certain level of services over the next three years.
                                    - more -

"As we indicated in the first quarter's release, we intend to use 2003 as an investment year to develop the revenues and earnings potential of our larger FertilityDirect network of 17 fertility practices. General and administrative expenses are up 20.9% as we have invested significant resources, focused on providing additional services to the FertilityDirect members. We anticipate an increasing return from these investments by late in the fourth quarter and continuing through 2004," continued Mr. Canet.

Mr. Canet reiterated the financial guidance that IntegraMed offered on May 5, 2003. IntegraMed expects revenues for 2003 to near $100 million and the Company expects 2003 net income to range from approximately $800,000 to $1.1 million, or approximately $0.22 to $0.28 per diluted share.

IntegraMed, based in Purchase, NY offers products and services to patients, providers and payors focused on the $2 billion fertility industry. IntegraMed provides business services to a national network of fertility centers; distributes pharmaceutical products and treatment financing programs directly to consumers; and operates http://www.integramed.com, a leading fertility portal.

Gerardo Canet, President and Chief Executive Officer, and John Hlywak, Jr., Senior Vice President and Chief Financial Officer, will host a conference call beginning Wednesday, August 6, 2003 at 10:00 a.m. Eastern Time to discuss the above-mentioned results and to answer questions.

Analysts wishing to participate in the live call and individuals wishing to listen to the conference call via telephone, please call (888) 803-7481 (domestic) or (706) 634-1308 (international). A telephone replay will be available through 12:00 p.m. Eastern Time, August 8, 2003, by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering reservation number 1997810.

Individuals interested in listening to the conference call via the Internet may do so by visiting the IntegraMed's web site at www.integramed.com. A replay will be available on the web site for 14 days.

Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed are forward-looking statements that may involve a number of risks and uncertainties. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, the risks associated with IntegraMed's ability to finance future growth; the loss of significant business services contract(s); profitability at Reproductive Science Centers serviced by IntegraMed; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the IntegraMed's most recent Form 10-K and in other documents filed by IntegraMed with the U.S. Securities and Exchange Commission. All information in this press release is as of August 5, 2003 and IntegraMed undertakes no duty to update this information.

                                    - more-

                            INTEGRAMED AMERICA, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
              (all amounts in thousands, except per share amounts)


                                                               For the                 For the
                                                         three-month period       six-month period
                                                           ended June 30,           ended June 30,
                                                         ------------------       -----------------
                                                         2003         2002         2003        2002
                                                         ----         ----         ----        ----
                                                            (unaudited)               (unaudited)

Revenues, net
     Fertility Partners ..............................   $ 19,397    $ 16,331    $ 37,771    $ 31,932
     Pharmaceutical sales ............................      4,431       4,444       9,293       8,663
     Fertility Direct ................................        673         396       1,147         627
                                                         --------    --------    --------    --------
     Total revenues ..................................     24,501      21,171      48,211      41,222
                                                         --------    --------    --------    --------

Costs of services and sales
     Fertility Partners ..............................     16,759      14,069      33,124      27,661
     Pharmaceutical costs ............................      4,318       4,278       9,060       8,336
     Fertility Direct ................................        466         433         756         553
                                                         --------    --------    --------    --------
     Total costs of services and sales ...............     21,543      18,780      42,940      36,550
                                                         --------    --------    --------    --------

Contribution
     Fertility Partners ..............................      2,638       2,262       4,647       4,271
     Pharmaceutical ..................................        113         166         233         327
     Fertility Direct ................................        207         (37)        391          74
                                                         --------    --------    --------    --------
     Total contribution ..............................      2,958       2,391       5,271       4,672
                                                         --------    --------    --------    --------

General and administrative expenses ..................      2,350       1,943       4,435       3,746
Interest income ......................................        (22)        (14)        (44)        (52)
Interest expense .....................................         13          41          32          79
                                                         --------    --------    --------    --------
     Total other expenses ............................      2,341       1,970       4,423       3,773
                                                         --------    --------    --------    --------

Income before income taxes ...........................        617         421         848         899
Income tax provision .................................        240         111         331         297
                                                         --------    --------    --------    --------
Net income ...........................................        377         310         517         602
                                                         --------    --------    --------    --------
Less: Dividends paid and/or accrued on Preferred Stock       --            33        --            66
                                                         --------    --------    --------    --------
Net income applicable to Common Stock ................   $    377    $    277    $    517    $    536
                                                         --------    --------    --------    --------

Basic and diluted earnings per share of Common Stock:
     Basic earnings per share ........................   $   0.11    $   0.09    $   0.15    $   0.17
     Diluted earnings per share ......................   $   0.11    $   0.08    $   0.15    $   0.16

Weighted average shares - basic ......................      3,392       3,096       3,374       3,079
Weighted average shares - diluted ....................      3,535       3,485       3,530       3,372

                                    - more -

                            INTEGRAMED AMERICA, INC.
                           CONSOLIDATED BALANCE SHEETS
                (all amounts in thousands, except share amounts)


                                                                       June30,    December 31,
                                                                        2003          2002
                                                                      --------     -----------
                                                                     (unaudited)

ASSETS
Current assets:
   Cash and cash equivalents ......................................   $  8,130      $  8,693
   Due from Medical Practices, net ................................      8,825         5,297
   Pharmaceutical sales accounts receivable, net ..................      1,549         1,637
   Prepaids and other current assets ..............................      2,519         2,888
                                                                      --------      --------
       Total current assets .......................................     21,023        18,515

Fixed assets, net .................................................      4,875         5,141
Exclusive Service Rights, net .....................................     18,819        19,529
Deferred taxes ....................................................      3,695         3,980
Other assets ......................................................        329           279
                                                                      --------      --------

       Total assets ...............................................   $ 48,741      $ 47,444
                                                                      ========      ========

                      LIABILITIES AND SHAREHOLDER'S EQUITY

Current liabilities:
   Accounts payable ...............................................   $    575      $    823
   Accrued liabilities ............................................      6,021         6,446
   Current portion of long-term notes payable and other obligations        811         1,099
   Patient deposits ...............................................      8,759         7,208
                                                                      --------      --------

       Total current liabilities ..................................     16,166        15,576
                                                                      --------      --------

Commitments and Contingencies

Long-term notes payable and other obligations .....................       --             311
                                                                      --------      --------
Shareholders' equity:
   Common Stock ...................................................         34            34
   Capital in excess of par .......................................     47,684        47,183
   Accumulated deficit ............................................    (15,143)      (15,660)
                                                                      --------      --------
       Total shareholders' equity .................................     32,575        31,557
                                                                      --------      --------

       Total liabilities and shareholders' equity .................   $ 48,741      $ 47,444
                                                                      ========      ========




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